Ingersoll Rand Announces 2008 Second-Quarter Earnings of $0.90 per Share
from Continuing Operations; $1.03 per Share Excluding One-Time Items

Note: On June 5, 2008,	s	Revenues increased by 38% to $3,081 million in the second
Ingersoll Rand acquired		quarter, including the Trane acquisition. Excluding Trane,
Trane Inc. The revenues and		revenues increased by approximately 7% compared with 2007.
operating earnings of Trane
for the partial month of June	s	Earnings per share from continuing operations exceeded prior
are included in 2008 second-		guidance.
quarter results, along with
one-time items related to	s	Operating margins adjusted for one-time acquisition-related costs
acquisition costs. The		improved to 13.2% of revenues compared with 12.3% in 2007.
former Trane businesses are
now reported in a new	s	Confirms 2008 full-year EPS guidance of $3.80 to $3.90 for
business segment: Air		continuing operations, excluding one-time items.
Conditioning Systems and
Services (ACSS).

Hamilton, Bermuda, August 1, 2008 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that total revenues increased by 38% for the second quarter of 2008 compared with the 2007 second quarter and EPS from continuing operations exceeded prior guidance.
The company reported net earnings of $256.1 million, or diluted earnings per share (EPS) of $0.88, for the second quarter of 2008. Second-quarter net earnings included $262.5 million, or EPS of $0.90 from continuing operations, as well as $6.4 million of costs, equal to EPS of ($0.02), from discontinued operations. Second-quarter continuing earnings also include approximately $46 million of one-time costs, equal to EPS of ($0.13), related to the June 5 acquisition of Trane (see acquisition of Trane on page 4). Excluding these one-time costs, second-quarter earnings from continuing operations would have been $1.03 per share.
Net earnings for the 2007 second quarter of $964.1 million, or EPS of $3.17, included EPS of $0.68 from continuing operations and EPS of $2.49 from discontinued operations. Discontinued operations included EPS of $2.22 from the gain on the sale of the Road Development business, EPS of $0.28 from discontinued businesses and the retained costs of divested businesses equal to EPS of ($0.01).

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“We completed a very productive quarter,” said Herbert L. Henkel, chairman, president and chief executive officer. “We finalized the acquisition of Trane, began achieving our planned synergies as we combined two strong companies, and our businesses delivered stronger-than-expected results. Our second-quarter 2008 performance reflects the overall strength of our balanced business portfolio. Our products and services remain at the forefront of meeting critical needs, through energy-efficient refrigeration, air conditioning, and industrial equipment; food-safety and preservation technologies; and commercial and residential security equipment and systems. Our customers continue to express their confidence in our industry-leading brands and our talented people, as reflected by solid overall revenue growth. In addition, our businesses are making important strides in operating efficiency and cost reductions. With the addition of Trane, we are a more formidable presence in the global climate control market, and we expect to significantly benefit from Trane’s expertise, technologies, and people as we continue to grow.”

Additional Highlights for the 2008 Second Quarter
Revenues: The company’s reported revenues increased by 38% to $3,080.8 million compared with revenues of $2,224.6 million for the 2007 second quarter. Second-quarter 2008 includes $698 million of revenues from Trane, which is now reported as a new segment called Air Conditioning Systems and Services (ACSS). Excluding ACSS, second-quarter 2008 revenues increased by 7% (4% currency benefit) to $2,382.9 million as Americas revenues increased by 3%, while revenues from overseas operations increased by approximately 15%.

Operating Income and Margin: Reported operating income for the second quarter increased to $361.6 million compared with $274.1 million for the second quarter of 2007. Second-quarter 2008 also included approximately $46 million of one-time costs related to the acquisition of Trane. Second-quarter reported operating margin was 11.7% compared with 12.3% last year. Excluding the one-time acquisition-related costs, second-quarter 2008 operating margins would have improved to 13.2%. Positive leverage from expense reductions, productivity actions and price increases more than offset unfavorable business and product mix in certain key business areas, and higher commodity costs.

Interest and Other Income/Expense: Interest expense was $45.6 million for the second quarter of 2008, compared with $30.8 million in the 2007 second quarter due to higher average debt balances. Other income totaled $26.2 million for the second quarter, compared with $8.6 million of income for the second quarter of 2007. The year-over-year difference is primarily attributable to higher interest income from increased cash balances from the sale of businesses.

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Taxes: The company’s effective tax rate for continuing operations for the second quarter of 2008 was 23.3%, which reflects the company’s full-year projected rate of approximately 22%, increased by certain discrete items. The effective tax rate was 17.4% in the second quarter of 2007.

Second-quarter Business Review
The company classifies its businesses into four reportable segments based on industry and market focus: Air Conditioning Systems and Services (added on June 5 with the acquisition of Trane), Climate Control Technologies, Industrial Technologies, and Security Technologies.

Air Conditioning Systems and Services, which represents the results of Trane, provides systems and services that enhance the quality and comfort of the air in homes and non-residential buildings. Reported revenues for the quarter were $698 million with operating income of $66.1 million. Second-quarter operating income included $35 million in one-time acquisition-related costs and $9.6 million of additional ongoing amortization costs. These results represent activity for the period from the closing date to June 30. Total pro forma revenues for the entire second quarter increased by 4% to $2,124 million. On a year-over-year pro forma basis, commercial equipment and systems revenues increased by 7%, with improvements in both applied and unitary systems and a 15% increase in parts, services and solutions. Commercial revenue growth was well balanced in the quarter with Americas revenues up 8% and international revenue growth up 16%. Residential revenues declined by 12% in the second quarter due to continuing weakness in the U.S. housing market.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $912 million increased by approximately 8% compared with the second quarter of 2007. Second-quarter 2008 operating margin was 12.6%, compared with 11.8% in the 2007 second quarter. The margin increase was due to operational improvements and higher price realization, which were partially offset by increased material costs and unfavorable product mix. Total worldwide trailer and truck revenues declined slightly, as higher revenues from worldwide truck and the European trailer market were offset by significantly lower refrigerated trailer sales in North America. Sea-going container, bus and aftermarket revenues increased worldwide. Sales of the TriPac® auxiliary power unit more than doubled in the second quarter compared with last year, due to the escalating cost of diesel fuel. Worldwide revenues for display cases and contracting increased slightly compared with the second quarter of 2007 as improving sales in North America were partially offset by weaker activity overseas.

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Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the second quarter increased by approximately 8% to $806 million. Strength in industrial and process markets outside of North America and revenues from the aftermarket business continued to benefit the Air and Productivity Solutions business. Revenues in the Americas were flat compared with last year as higher recurring revenues were offset by lower equipment volumes. Air and Productivity Solutions revenues in Europe, Asia and India grew by approximately 25% compared with 2007. Club Car revenues declined compared with record results in the second quarter of 2007. Market share gains in golf cars and utility vehicles were offset by slower end market demand. Second-quarter operating margin for Industrial Technologies of 12.9% declined compared with 14.6% last year, as higher volumes, improved pricing and productivity savings were more than offset by inflation, increased investment spending and approximately $12 million from product liability and restructuring costs.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Second-quarter revenues increased by approximately 6% to $665 million, reflecting moderate growth in the North American non-residential construction market and strong growth outside of North America. Residential revenues in the Americas decreased modestly, reflecting a decline in same store sales at “Big Box” customers and ongoing weakness in the new-homebuilder channel in North America. Operating margin of 18.4% increased compared with 17.2% in 2007. Operating margin increased due to improved pricing and productivity gains, which were partially offset by year-over-year material cost inflation and unfavorable product mix.

Balance Sheet
Total debt at the end of the second quarter was approximately $6.0 billion. Second-quarter ending cash balances totaled $787 million. The debt-to-capital ratio was approximately 35.4% at the end of the second quarter, compared with 21.2% at the end of the second quarter of 2007.

Acquisition of Trane
The company completed the acquisition of Trane Inc. (NYSE:TT), formerly American Standard Companies Inc., in a transaction valued at approximately $9.6 billion, at the close of business on June 5, 2008. The revenues and operating income of the former Trane business will be reported in a new operating segment named Air Conditioning Systems and Services.
“The combination of Ingersoll Rand and Trane creates a global, diversified industrial company with pro forma 2008 revenues of approximately $17 billion. The new Ingersoll Rand portfolio will include $11 billion of businesses which will offer high value equipment, systems and services necessary for delivering solutions across the temperature spectrum for indoor, stationary, and transport applications worldwide,” said Henkel.

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“As a result of expected revenue and cost synergies, we are confident that this acquisition will improve Ingersoll Rand’s future earnings growth potential. We anticipate that the combined companies will provide annual pre-tax cost and revenue synergies exceeding $300 million in 2010. Anticipated synergies include purchase material savings through supplier rationalization and procurement leverage, improvement in manufacturing costs and lower general and administrative costs. Longer term, we will benefit from synergies related to cross selling and service revenue expansion. We continue to make progress with integration planning through a phased approach focused on areas critical to short- and long-term success as a combined company. During the first quarter of this year we formed 14 integration teams made up of both Ingersoll Rand and former Trane employees in critical business areas such as: procurement, combined corporate and shared services organizations, facility co-location, service and parts, and long-term growth initiatives. These teams are led by senior level, functional experts, coordinated by a full-time program office. A substantial amount of savings has been identified and we expect to generate savings in 2008 of approximately $75 million and achieve $125 million of additional benefits in 2009.
“This acquisition represents a significant next step in Ingersoll Rand’s decade-long transformation to become a leading global diversified industrial company, with strong market positions across the climate control, industrial and security markets,” said Henkel.

2008 Outlook
“Many of Ingersoll Rand’s major end markets continued to experience stable overall demand in the second quarter as weaker activity for complete product in North America was generally offset by growing recurring revenues and strong performance overseas. Second-quarter orders increased by approximately 2% compared with last year, excluding ACSS. ACSS commercial orders increased by 15% compared with the second quarter of 2007. Based on our recent order pattern and a review of customer and channel activity, we expect low-single digit year-over-year growth for the balance of 2008. In the second half, we expect flat performance in North America, moderating growth in Western Europe and continued brisk growth in the developing economies of Eastern Europe, Asia and Latin America. We also expect higher commodity costs as metal and energy markets remain volatile in the second half of 2008.
“Excluding ACSS, third-quarter revenues are expected to increase by 2% to 4%. Air Conditioning Systems and Services revenues, on a pro forma basis, are forecasted to increase by 5% to 7% compared with the third quarter of 2007. As a result, we expect total revenues in the third quarter of 2008 to be in the range of $4.4 to $4.5 billion. Third-quarter 2008 EPS from continuing operations are forecasted to be $1.05 to $1.10. Discontinued operations are expected to be ($0.02) per share of cost. One-time charges related to the acquisition of Trane are expected to approximate $53 million or EPS of ($0.11) and are not reflected in the third quarter forecast.

“We anticipate revenue growth of approximately 4% to 5% for full year 2008, excluding ACSS. This forecast includes 3% benefit related to currency. Air Conditioning Systems and Services revenues are projected to increase on a pro forma basis by 4% to 5% for 2008, with a 3% to 4% increase in commercial equipment and systems, and a 10% to 13% year-over-year improvement in commercial services. Residential equipment revenues are projected to be down by 5% to 7% compared with 2007. Total 2008 ACSS revenue contribution to consolidated Ingersoll Rand results is expected to approximate $4.7 billion.
“Ingersoll Rand’s full year 2008 earnings from continuing operations are forecast to be $3.80 to $3.90 per share. The Trane acquisition requires a number of one-time charges, primarily inventory step up, which are recorded in the second quarter and the second half of 2008. These charges are not reflected in our continuing operations forecast for 2008 and are expected to approximate $135 million or EPS of ($0.31). Discontinued operations for the year are expected to be ($0.16) per share of cost. This full-year forecast reflects a tax rate of 21% to 22% for continuing operations and an average diluted share count of 305 million shares. Available cash flow in 2008 is anticipated to reach $1.1 billion.”

Note: Available cash flow consists of cash flow from operating activities less capital expenditures, excluding discretionary pension contributions and tax payments on prior period divestiture gains.

This news release includes "forward-looking statements" that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2008.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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8/01/08

(See Accompanying Tables)

For more information, media may contact: Paul Dickard (201-573-3120), paul_dickard@ingersollrand.com.
For more information, investors and financial analysts may contact: Bruce Fisher (732-980-6095), bruce_fisher@ingersollrand.com or Joe Fimbianti (201-573-3113), joseph_fimbianti@irco.com.

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INGERSOLL-RAND COMPANY, LIMITED
Condensed Consolidated Income Statement
(In millions, except per share amounts)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Net revenues	$3,080.8	$2,224.6	$5,244.1	$4,200.8

Cost of goods sold	(2,196.1)	(1,589.7)	(3,737.1)	(3,005.6)

Selling & administrative expenses	(523.1)	(360.8)	(898.4)	(712.5)

Operating income	361.6	274.1	608.6	482.7

Interest expense	(45.6)	(30.8)	(73.1)	(66.5)

Other income (expense), net	26.2	8.6	65.5	8.5

Earnings before income taxes	342.2	251.9	601.0	424.7

Provision for income taxes	(79.7)	(43.9)	(126.8)	(60.1)

Earnings from continuing operations	262.5	208.0	474.2	364.6

Discontinued operations, net of tax	(6.4)	756.1	(36.5)	817.0

Net earnings	$256.1	$964.1	$437.7	$1,181.6

Diluted earnings per common share
Continuing operations	$0.90	$0.68	$1.67	$1.19
Discontinued operations	(0.02)	2.49	(0.13)	2.66
	$0.88	$3.17	$1.54	$3.85

Weighted-average number of common
shares outstanding:
Diluted	291.1	304.3	283.7	307.0

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
(In millions, except percentages)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Air Conditioning Systems & Services
Net revenues	$697.9	$-	$697.9	$-
Operating income	66.1	-	66.1	-
and as a % of Net revenues	9.5%	-	9.5%	-

Climate Control Technologies
Net revenues	911.9	846.0	1,710.3	1,574.9
Operating income	114.7	99.8	194.9	169.2
and as a % of Net revenues	12.6%	11.8%	11.4%	10.7%

Industrial Technologies
Net revenues	806.1	749.9	1,549.5	1,417.6
Operating income	104.4	109.3	202.0	200.9
and as a % of Net revenues	12.9%	14.6%	13.0%	14.2%

Security Technologies
Net revenues	664.9	628.7	1,286.4	1,208.3
Operating income	122.4	108.3	227.3	199.0
and as a % of Net revenues	18.4%	17.2%	17.7%	16.5%

Total
Net revenues	$3,080.8	$2,224.6	$5,244.1	$4,200.8
Operating income	407.6	317.4	690.3	569.1
and as a % of Net revenues	13.2%	14.3%	13.2%	13.5%

Unallocated corporate expense	(46.0)	(43.3)	(81.7)	(86.4)

Consolidated operating income	$361.6	$274.1	$608.6	$482.7
and as a % of Net revenues	11.7%	12.3%	11.6%	11.5%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION